Calculation of Filing Fee Tables
S-8
Covista Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	2,100,000	$ 124.19	$ 260,799,000.00	0.000087	$ 22,689.51
Total Offering Amounts:						$ 260,799,000.00		$ 22,689.51
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 22,689.51
Offering Note
[1]	(a) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers any additional shares of the Registrant's common stock par value $0.01 per share ("Common Stock") that become issuable under the Covista Inc. 2026 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock. (b) Estimated in accordance with Securities Act 457(c) and Rule 457(h) solely for the purpose of calculating the Registrant's registration fee on the basis of $124.19, which was the average of the high and low prices of the Common Stock, as reported by the New York Stock Exchange on October 30, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources